                  U. S. SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C. 20549

                                   FORM 15

 Certification and Notice of Termination of Registration under Section 132(g) of the Securities Exchange Act of 1934 or Suspension of Duty to file Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number   0-9898
                                               ----------

                          SUMMIT PETROLEUM CORPORATION
                       ---------------------------------
             (Exact name of registrant as specified in its charter)

          16701 Greenspoint Park Drive, Suite 200, Houston, Texas 77060
          -------------------------------------------------------------
          (Address of principal executive offices, including Zip Code)

                           Common Stock, $0.01 par value
         ---------------------------------------------------------------
             Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)  [X]                   Rule 12h-3(b)(1)(ii) [ ]
       Rule 12g-4(a)(1)(ii) [ ]                   Rule 12h-3(b)(2)(i)  [ ]
       Rule 12g-4(a)(2)(i)  [ ]                   Rule 12h-3(b)(2)(ii) [ ]
       Rule 12g-4(a)(2)(ii) [ ]                   Rule 15d-6           [ ]
       Rule 12h-3(b)(1)(i)  [ ]

Approximate number of holders of record as of the certification or notice date:
One (1)

Pursuant to the requirements of the Securities and Exchange Act of 1934, Summit Petroleum Corporation has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: January 2,1997                  By:   /s/  Deas H. Warley III
                                         --------------------------------------
                                         Deas H. Warley III, Chairman of the
                                         Board and President